EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GD Conference center Inc.:

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 23, 2007, relating to the balance sheet of GD Conference center Inc. as of December 31, 2006, and the related statements of operations, stockholders' equity, and cash flows for the period from June 19, 2006 (inception) through December 31, 2006, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/Li & Company, PC

Li & Company, PC

Skillman, New Jersey

March 28, 2007